Exhibit 99.1

For release: January 7, 2011, 6:00 am EST	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal First Quarter 2011 Results
     Lake Oswego, Oregon, January 7, 2011 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal first quarter ended November 30, 2010.
First Quarter Highlights
Financial Highlights:
•	Revenue for the first quarter of 2011 was $201.4 million, up from $171.7 million in the prior year’s first quarter.

•	EBITDA for the quarter was $16.7 million, or 8.3% of revenue, compared to $14.8 million, or 8.6% of revenue in the first quarter of 2010.

•	The Company’s net loss for the quarter was $2.3 million, or $0.11 per diluted share, compared to a net loss of $3.2 million, or $0.19 per diluted share, in the prior year’s first quarter. [1]

•	Results for the 2011 first quarter include a gain of $1.1 million, net of taxes, or approximately $0.05 per diluted share, from insurance proceeds received by the Company associated with a fire in January 2009 at one of the Company’s wheel services facilities.
Liquidity Summary:
•	The Company ended the quarter with $49 million of cash and $108 million of committed additional borrowing capacity.

•	Subsequent to the quarter end, the Company enhanced its balance sheet and liquidity through the sale of 3,000,000 shares of common stock, which generated approximately $63 million in net proceeds.
Segment Highlights:
•	New railcar deliveries in the first quarter of 2011 were 1,050 units, compared to 350 units in the first quarter of 2010.

•	Greenbrier’s new railcar manufacturing backlog as of November 30, 2010 was 8,100 units with an estimated value of $580 million. During the first quarter, the Company received orders for 4,100 new railcars. Subsequent to quarter end, orders were received for 1,900 additional units. The combined value of these new railcar orders is approximately $400 million.

•	Marine backlog was $10 million as of November 30, 2010. Subsequent to quarter end, the Company received a new barge order valued at less than $5 million.

[1]	Net earnings (loss) is now referred to in the Consolidated Statements of Operations, in accordance with GAAP, as “Net earnings (loss) attributable to Greenbrier”.

Discussion of Quarterly Results and Outlook
     William A. Furman, president and chief executive officer, said, “Our quarterly results are in line with previously disclosed expectations. We continue to benefit from a recovery in the demand for new railcars. Since August 31, we have received orders for 6,000 new railcars, with an aggregate value of approximately $400 million, demonstrating our ability to capture business as the new cycle begins. This new demand is driven in part by an ongoing improvement in new rail traffic. According to the Association of American Railroads, calendar 2010 North American general freight car loadings were up 9.4% and intermodal loadings were up 14.7% compared to 2009. To address new orders and our growing backlog, we will ramp up production rates beginning this month and plan to open an additional production line in June of 2011. Currently, we anticipate delivering about 9,000 — 10,000 new railcars in fiscal 2011.”
     Furman concluded, “In fiscal 2011, we will continue to focus on improving gross margins, executing on operational efficiencies, managing for cash flow and liquidity, leveraging our integrated business model and returning to sustained profitability. Our recent successful stock offering further strengthens our balance sheet and liquidity and positions us to participate in the market upturn while continuing to de-leverage the Company.”
Segment Details
     The Wheel Services, Refurbishment & Parts segment, through a network of 38 locations, repairs and refurbishes railcars, and provides wheel services and railcar parts across North America. Revenue for this segment in the current quarter was $97.1 million, compared to $93.0 million in the first quarter of 2010. The revenue increase was primarily due to higher sales volumes from an increase in maintenance and repair work and a pre-tax gain of $1.9 million on insurance proceeds related to the January 2009 fire at one of the Company’s facilities. Gross margin for the Wheel Services, Refurbishment & Parts segment was 11.0% of revenue, compared to 10.4% of revenue in the prior comparable period. This increase was primarily a result of improved efficiencies and cost structure at the repair facilities due to the higher volumes of workflow, the gain from the insurance proceeds and favorable scrap metal pricing, slightly offset by lower wheelset volumes and a change in product mix.
     The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the first quarter was $85.4 million, compared to $60.1 million in the first quarter of 2010. The revenue increase was primarily due to higher railcar deliveries, somewhat offset by a decline in marine barge production and a change in new railcar product mix with lower per unit sales prices. Current quarter new railcar deliveries of 1,050 units were up from 350 units in the prior comparable period. Manufacturing gross margin for the third quarter was 6.7% of revenue, compared to 7.0% in the first quarter of 2010. The slight decrease was primarily due to a reduction in marine production and inefficiencies associated with the ramping up of production at certain facilities that were idled in the previous year.
     The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 224,000 railcars. Revenue for this segment was $18.9 million, compared to $18.6 million in the same quarter last year. This increase is attributable to increased management services revenues and rents earned on assets held for sale. Gains on sales of assets from the lease fleet in the current quarter were $.6 million compared to $.9 million in the first quarter of 2010. Leasing & Services’ gross margin for the quarter was 51.6% of revenue, compared to 41.4% of revenue in the same quarter last year. The increase from the prior year’s first quarter is due to increased rents earned on assets held for sale which have no associated cost of revenue, maintenance reserve adjustments and improved lease fleet margins as a result of lower operating costs. Lease fleet utilization as of the end of the quarter was up sequentially to 96.7%, the highest level in 10 quarters. This compares to 94.4% at August 31, 2010, and 91.3% at November 30, 2009.
     Selling and administrative costs were $17.9 million for the quarter, or 8.9% of revenue, versus $16.2 million, or 9.4% of revenue, for the same quarter last year. The increase from the prior comparable period is primarily due to employee related costs, consulting activities and revenue-based fees paid to our joint venture partner in Mexico.
     Interest and foreign exchange expense was $10.3 million for the quarter, compared to $11.1 million for the same period in 2010. This decrease was due to lower debt levels and favorable interest rates on the Company’s variable debt.
Business Outlook
     Based on current business trends, management continues to anticipate that both revenue and EBITDA will be higher in fiscal 2011, compared to fiscal 2010, with the second half of the year being stronger than the first half of the year.
     Management continues to anticipate the Company will achieve around break-even results in the second quarter and be profitable in the second half of the year.

Conference Call
     The Greenbrier Companies will host a teleconference to discuss first quarter results. Teleconference details are as follows:
•	Friday, January 7, 2011

•	8:00 am Pacific Standard Time

•	Phone : 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
     Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through January 22 at 203-369-3049.
About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 224,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; as well as the other factors as may be discussed under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, and in our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

     EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define EBITDA as earnings (loss) attributable to Greenbrier before interest and foreign exchange, taxes, depreciation and amortization. EBITDA is a liquidity measurement tool commonly used by rail supply companies and Greenbrier. You should not consider EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

     THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30,	August 31,
	2010	2010
Assets
Cash and cash equivalents	$49,247	$98,864
Restricted cash	2,637	2,525
Accounts receivable	95,051	89,252
Inventories	225,203	185,604
Assets held for sale	75,690	31,826
Equipment on operating leases, net	298,803	302,663
Investment in direct finance leases	139	1,795
Property, plant and equipment, net	138,650	132,614
Goodwill	137,066	137,066
Intangibles and other assets	86,790	90,679

	$1,109,276	$1,072,888

Liabilities and Equity
Revolving notes	$9,902	$2,630
Accounts payable and accrued liabilities	210,341	181,638
Deferred income taxes	80,723	81,136
Deferred revenue	12,480	11,377
Notes payable	499,264	498,700
Total equity Greenbrier	284,845	285,938
Noncontrolling interest	11,721	11,469

Total equity	296,566	297,407

	$1,109,276	$1,072,888

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2010	2009
Revenue
Manufacturing	$85,440	$60,078
Wheel Services, Refurbishment & Parts	97,145	92,983
Leasing & Services	18,859	18,632

	201,444	171,693

Cost of revenue
Manufacturing	79,747	55,847
Wheel Services, Refurbishment & Parts	86,411	83,286
Leasing & Services	9,120	10,918

	175,278	150,051

Margin	26,166	21,642

Other costs
Selling and administrative	17,938	16,208
Interest and foreign exchange	10,304	11,112

	28,242	27,320
Loss before income tax and loss from unconsolidated affiliates	(2,076)	(5,678)
Income tax benefit	611	2,500

Loss before loss from unconsolidated affiliates	(1,465)	(3,178)
Loss from unconsolidated affiliates	(587)	(183)

Net loss	(2,052)	(3,361)
Net (earnings) loss attributable to noncontrolling interest	(252)	117

Net loss attributable to Greenbrier	$(2,304)	$(3,244)

Basic loss per common share:	$(0.11)	$(0.19)

Diluted loss per common share:	$(0.11)	$(0.19)

Weighted average common shares:
Basic	21,879	17,087
Diluted	21,879	17,087

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(2,052)	$(3,361)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	(413)	(1,227)
Depreciation and amortization	9,319	9,392
Gain on sales of equipment	(633)	(851)
Accretion of debt discount	1,798	2,116
Stock based compensation expense	1,281	1,368
Other	64	(1,111)
Decrease (increase) in assets:
Accounts receivable	(5,462)	16,088
Inventories	(39,492)	(11,565)
Assets held for sale	(44,530)	(3,218)
Other	2,965	2,451
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	28,508	(3,156)
Deferred revenue	1,201	(1,829)

Net cash provided by (used in) operating activities	(47,446)	5,097

Cash flows from investing activities:
Principal payments received under direct finance leases	36	115
Proceeds from sales of equipment	4,054	2,667
Investment in unconsolidated affiliates	(279)	(450)
Increase in restricted cash	(112)	(2,317)
Capital expenditures	(11,536)	(11,939)

Net cash used in investing activities	(7,837)	(11,924)

Cash flows from financing activities:
Net change in revolving notes with maturities of 90 days or less	1,055	(3,896)
Proceeds from revolving notes with maturities longer than 90 days	6,194	—
Net proceeds from issuance of notes payable	—	1,712
Repayments of notes payable	(1,234)	(1,247)
Other	26	—

Net cash provided by (used in) financing activities	6,041	(3,431)

Effect of exchange rate changes	(375)	(536)
Decrease in cash and cash equivalents	(49,617)	(10,794)
Cash and cash equivalents
Beginning of period	98,864	76,187

End of period	$49,247	$65,393

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net loss attributable to Greenbrier to EBITDA1
(In thousands, unaudited)

	Three Months Ended
	November 30,
	2010	2009
Net loss attributable to Greenbrier	$(2,304)	$(3,244)
Interest and foreign exchange	10,304	11,112
Income tax benefit	(611)	(2,500)
Depreciation and amortization	9,319	9,392

EBITDA	$16,708	$14,760

     1 EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define EBITDA as earnings (loss) attributable to Greenbrier before interest and foreign exchange, taxes, depreciation and amortization. EBITDA is a liquidity measurement tool commonly used by rail supply companies and Greenbrier. You should not consider EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
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